EXHIBIT 10.1
                              LETTER OF AGREEMENT

This Agreement is entered into on this 8th day of April, 2000, by and between Mission Critical Software, Inc. (hereinafter "Mission Critical") and Net IQ Corporation ("Net IQ").

WHEREAS, Mission Critical and Net IQ are presently completing a merger of their respective organizations ("The Transaction"), which will result in formation of a surviving corporate entity to be known as Net IQ Corporation; and

WHEREAS, Mission Critical has entered into Employment Agreements with Michael
S. Bennett, who shall serve as Executive Chairman of the Board for Net IQ upon completion of the Transaction, and Stephen Odom, who shall serve as Chief Operating Officer of Net IQ upon completion of the Transaction; and

WHEREAS, it is the desire and intent of both Mission Critical and Net IQ that Bennett and Odom continue to serve Net IQ in the respective capacities herein specified subsequent to completion of the Transaction,

NOW THEREFORE, the parties agree to the following:

1. Effective as of the date on which the Transaction closes ("Closing Date"), Mission Critical shall assign to NetIQ any and all rights, privileges, duties, responsibilities, covenants and obligations arising under the Employment Agreement dated April 8, 2000, by and between Mission Critical and Michael S. Bennett ("Bennett Employment Agreement"). Net IQ agrees to accept and assume, fully and without condition, all rights, privileges, duties, responsibilities, covenants, and obligations arising under the Bennett Employment Agreement, and to be fully and unconditionally bound by the terms thereof, as though Net IQ were an original party to the Bennett Employment Agreement.

2. Effective as of the Closing Date, Mission Critical shall assign to NetIQ any and all rights, privileges, duties, responsibilities, covenants and obligations arising under the Employment Agreement dated April 8, 2000, by and between Mission Critical and Stephen Odom ("Odom Employment Agreement"). Net IQ agrees to accept and assume, fully and without condition, all rights, privileges, duties, responsibilities, covenants, and obligations arising under the Odom Employment Agreement, and to be fully bound by the terms thereof, as though Net IQ were an original party to the Odom Employment Agreement.


EXECUTED as of the date first above written.

For MISSION CRITICAL SOFTWARE, INC.


/s/  Scott Sandell
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Scott Sandell, Director

For Net IQ CORPORATION:


/s/ Ying-Hon Wong
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Ying-Hon Wong, Director